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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*

                         ALBANY MOLECULAR RESEARCH, INC.
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                                (Name of Issuer)

                           COMMON STOCK,$.01 PAR VALUE
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                         (Title of Class of Securities)

                                           012423 10 9
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                                 (CUSIP Number)

                                DECEMBER 31, 2001
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 012423 10 9
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      1.     Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only). CONSTANCE M. D'AMBRA
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      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
             (b)
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      3.     SEC Use Only
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      4.     Citizenship or Place of Organization  UNITED STATES
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Number of             5.          Sole Voting Power                           0
Shares                ---------------------------------------------------------
Beneficially          6.          Shared Voting Power                 4,685,898
Owned by              ---------------------------------------------------------
Each Reporting        7.          Sole Dispositive Power                      0
Person With           ---------------------------------------------------------
                      8.          Shared Dispositive Power            4,685,898
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      9.     Aggregate Amount Beneficially Owned by Each Reporting
             Person.                                                  4,685,898
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      10.    Check if the Aggregate Amount in Row (9) Excludes Certain
             Shares (See Instructions)
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      11.    Percent of Class Represented by Amount in Row (9)            14.2%
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      12.    Type of Reporting Person (See Instructions)                     IN
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Item 1.
         (a)  Name of Issuer   ALBANY MOELCULAR RESEARCH, INC.
         (b)  Address of Issuer's Principal Executive Offices
              21 CORPORATE CIRCLE, P.O. BOX 15098, ALBANY, NEW YORK  12212-5098
Item 2.
         (a)  Name of Person Filing    CONSTANCE M. D'AMBRA
         (b)  Address of Principal Business Office or, if none, Residence
              21 CORPORATE CIRCLE, P.O. BOX 15098, ALBANY, NEW YORK  12212-5098
         (c)  Citizenship   UNITED STATES
         (d)  Title of Class of Securities   COMMON STOCK,  $.01 PAR VALUE
         (e)  CUSIP Number   012423 10 9

ITEM 3. If this statement is filed pursuant toss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
         (a)  [   ]  Broker or dealer registered under section 15 of the Act
                     (15 U.S.C. 78o).
         (b)  [   ]  Bank as defined in section 3(a)(6) of the Act
                     (15 U.S.C. 78c).
         (c)  [   ]  Insurance company as defined in section 3(a)(19) of the
                     Act (15 U.S.C. 78c).
         (d)  [   ]  Investment company registered under section 8 of the
                     Investment Company Act of 1940 (15 U.S.C 80a-8).
         (e)  [   ]  An investment adviser in accordance with section
                     240.13d-1(b)(1)(ii)(E);
         (f)  [   ]  An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);
         (g)  [   ]  A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);
         (h)  [   ]  A savings associations as defined in Section 3(b) of the
                     Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i)  [   ]  A church plan that is excluded from the definition of
                     an investment company under section 3(c)(14) of the
                     Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j)  [   ]  Group, in accordance with section 240.13d-1(b)(1)(ii)(J).


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ITEM 4.        Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
               (a)     Amount beneficially owned:         4,685,898 (1)
               (b)     Percent of class:                  14.2% (2)
               (c)     Number of shares as to which the person has:
                       (i)     Sole power to vote or to direct the
                               vote                                           0
                       (ii)    Shared power to vote or to direct the
                               vote                               4,685,898 (3)
                       (iii)   Sole power to dispose or to direct the
                               disposition of                                 0
                       (iv)    Shared power to dispose or to direct the
                               disposition of                     4,685,898 (3)

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE section 240.13d3(d)(1).

ITEM 5.        Ownership of Five Percent or Less of a Class
                   N/A
ITEM 6.        Ownership of More than Five Percent on Behalf of Another Person.
                   N/A
ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
                   N/A
ITEM 8.        Identification and Classification of Members of the Group
                   N/A
ITEM 9.        Notice of Dissolution of Group
                   N/A
ITEM 10.       Certifications
                 N/A


(1) Excludes 3,152,058 shares held by the Thomas E. D'Ambra GRAT I Trust of which Mrs. D'Ambra's spouse serves as trustee and with respect to which shares Mrs. D'Ambra disclaims beneficial ownership.
(2) Based on 33,106,631 shares of Common Stock outstanding as of December 31, 2001.
(3)   Includes 4,685,898 shares owned jointly with Mrs. D'Ambra's spouse.


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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       FEBRUARY 8, 2002
                               --------------------------------
                                             Date


                               --------------------------------
                                          Signature

                                     CONSTANCE M. D'AMBRA
                               --------------------------------
                                          Name/Title











The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature. NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE section 240.13d-7 for other parties for whom copies are to be sent.

ATTENTION:      INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
                FEDERAL CRIMINAL VIOLATIONS
                (SEE 18 U.S.C. 1001)